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                     August 4, 2022

       Dave Wentz
       Chief Executive Officer
       Direct Selling Acquisition Corp.
       5800 Democracy Drive
       Plano, Texas 75024

                                                        Re: Direct Selling
Acquisition Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed on March 28,
2022
                                                            File No. 001-40831

       Dear Mr. Wentz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction